Exhibit 99.1

Core-Mark Announces Retirement of CFO

South San Francisco, California – April 21, 2006 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), announced that James Wall, Senior Vice President and Chief Financial Officer, has informed the Company that he intends to retire, as soon as the Company can identify a successor. The Company has engaged an executive search firm to locate suitable candidates for the position.

“We are profoundly grateful for Jim’s tremendous contributions to Core-Mark,” said J. Michael Walsh, President and Chief Executive Officer. “Jim has been a key part of our efforts to register our stock with SEC, list on NASDAQ and establish Core-Mark as a public company. We will miss Jim’s dedication and leadership, but we wish him all possible happiness in the future.”

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About Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 19,000 retail locations in 38 states and five Canadian provinces through 24 distribution centers, two of which Core-Mark operate as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com

Safe Harbor

This press release contains information constituting “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan”, “continue”, or other similar words. These forward-looking statements are based on the current plans, estimates and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the cigarette and consumable goods industry; adverse effect of legislation and other matters affecting the cigarette industry; increased competition in the distribution industry; our inability to retain and attract customers; the negative affects of product liability claims; failure of our suppliers to provide products; increases in fuel prices; the loss of key personnel or our inability to attract and retain new qualified personnel; currency exchange rate fluctuations; and the negative effects of our reorganization on our customer, supplier and employee relationships. See the “Risk Factors” section included in our Form 10-K and other filings with the Securities and Exchange Commission for a discussion of certain risks that may affect our business.

These forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms Milton Gray Draper, Director of Investor Relations at 650-589-9445 X3027 or at mdraper@core-mark.com